Filed Pursuant to Rule 424(b)(3)

Registration No. 333-212423

PROSPECTUS

$15,000,000,000

Kraft Heinz Foods Company

Exchange Offer:

New 1.60% Senior Notes due 2017            for         1.60% Senior Notes due 2017

New 2.00% Senior Notes due 2018            for         2.00% Senior Notes due 2018

New 2.80% Senior Notes due 2020            for         2.80% Senior Notes due 2020

New 3.50% Senior Notes due 2022            for         3.50% Senior Notes due 2022

New 3.95% Senior Notes due 2025            for         3.95% Senior Notes due 2025

New 5.00% Senior Notes due 2035            for         5.00% Senior Notes due 2035

New 5.20% Senior Notes due 2045            for         5.20% Senior Notes due 2045

New 3.000% Senior Notes due 2026            for         3.000% Senior Notes due 2026

New 4.375% Senior Notes due 2046            for         4.375% Senior Notes due 2046

The exchange offer will expire at 5:00 P.M., New York City time,

on August 16, 2016, unless extended.

The Exchange Notes

We are offering to exchange:

•	New $1,000,000,000 aggregate principal amount of 1.60% senior notes due 2017 (the “New 2017 Notes”) that have been registered under the Securities Act of 1933 (the “Securities Act”) for outstanding unregistered $1,000,000,000 aggregate principal amount of 1.60% senior notes due 2017 (the “Outstanding 2017 Notes”).

•	New $1,500,000,000 aggregate principal amount of 2.00% senior notes due 2018 (the “New 2018 Notes”) that have been registered under the Securities Act for outstanding unregistered $1,500,000,000 aggregate principal amount of 2.00% senior notes due 2018 (the “Outstanding 2018 Notes”).

•	New $1,500,000,000 aggregate principal amount of 2.80% senior notes due 2020 (the “New 2020 Notes”) that have been registered under the Securities Act for outstanding unregistered $1,500,000,000 aggregate principal amount of 2.80% senior notes due 2020 (the “Outstanding 2020 Notes”).

•	New $1,000,000,000 aggregate principal amount of 3.50% senior notes due 2022 (the “New 2022 Notes”) that have been registered under the Securities Act for outstanding unregistered $1,000,000,000 aggregate principal amount of 3.50% senior notes due 2022 (the “Outstanding 2022 Notes”)

•	New $2,000,000,000 aggregate principal amount of 3.95% senior notes due 2025 (the “New 2025 Notes”) that have been registered under the Securities Act for outstanding unregistered $2,000,000,000 aggregate principal amount of 3.95% senior notes due 2025 (the “Outstanding 2025 Notes”).

•	New $1,000,000,000 aggregate principal amount of 5.00% senior notes due 2035 (the “New 2035 Notes”) that have been registered under the Securities Act for outstanding unregistered $1,000,000,000 aggregate principal amount of 5.00% senior notes due 2035 (the “Outstanding 2035 Notes”).

•	New $2,000,000,000 aggregate principal amount of 5.20% senior notes due 2045 (the “New 2045 Notes” and, together with the New 2017 Notes, the New 2018 Notes, the New 2020 Notes, the New 2022 Notes, the New 2025 Notes and the New 2035 Notes, the “New July 2015 Notes”) that have been registered under the Securities Act for outstanding unregistered $2,000,000,000 aggregate principal amount of 5.20% senior notes due 2045 (the “Outstanding 2045 Notes” and, together with the Outstanding 2017 Notes, the Outstanding 2018 Notes, the Outstanding 2020 Notes, the Outstanding 2022 Notes, the Outstanding 2025 Notes and the Outstanding 2035 Notes, the “Outstanding July 2015 Notes”).

•	New $2,000,000,000 aggregate principal amount of 3.000% senior notes due 2026 (the “New 2026 Notes”) that have been registered under the Securities Act for outstanding unregistered $2,000,000,000 aggregate principal amount of 3.000% senior notes due 2026 (the “Outstanding 2026 Notes”).

•	New $3,000,000,000 aggregate principal amount of 4.375% senior notes due 2046 (the “New 2046 Notes” and, together with the New 2026 Notes, the “New May 2016 Notes” and, together with the New July 2015 Notes and the New 2026 Notes, the “Exchange Notes”) that have been registered under the Securities Act for outstanding unregistered $3,000,000,000 aggregate principal amount of 4.375% senior notes due 2046 (the “Outstanding 2046 Notes” and, together with the Outstanding 2026 Notes, the “Outstanding May 2016 Notes” and, together with the Outstanding July 2015 Notes and the Outstanding 2026 Notes, the “Outstanding Notes”).

•	The terms of the Exchange Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes.

Material Terms of the Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on August 16, 2016, unless extended.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of Exchange Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

•	There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not to list the Exchange Notes on any securities exchange or quotation system.

Investing in the Exchange Notes involves risks. See “Risk Factors” beginning on page 10.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 19, 2016.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus or incorporated by reference, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than the date hereof, unless we otherwise note in this prospectus or any accompanying prospectus supplement.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of Outstanding Notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

We have filed with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 with respect to the Exchange Notes. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about us and the notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov.

You may also obtain this information without charge by writing or telephoning us at the following address and telephone number:

The Kraft Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222

Attention: Office of the Corporate Secretary

(412) 456-5700

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the relevant exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

The Kraft Heinz Foods Company is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). The Kraft Heinz Company, the indirect parent company of the Kraft Heinz Foods Company and a guarantor of the Exchange Notes and the Outstanding Notes, is currently subject to the periodic and current reporting and other informational requirements of the Exchange Act, and The Kraft Heinz Company files annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and other information with the SEC. Following the exchange offer, Kraft Heinz will continue to file periodic reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement of which this prospectus forms a part, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). The SEC filings of The Kraft Heinz Company are also available free of charge at its Internet website (http://www.kraftheinzcompany.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference.

INCORPORATION OF CERTAIN DOCUMENTS

The SEC allows us to “incorporate by reference” certain information that The Kraft Heinz Company files with the SEC into this prospectus, which means that we can disclose important information to you by referring to those documents. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, including documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein that such items are intended to be “filed” under the Exchange Act):

•	The Kraft Heinz Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2016 filed with the SEC on March 3, 2016 (including the portions of our Definitive Proxy Statement on Schedule 14A incorporated by reference therein);

•	The Kraft Heinz Company’s Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2016 filed with the SEC on May 5, 2016;

•	The Kraft Heinz Company’s Current Reports on Form 8-K filed with the SEC on August 10, 2015 relating to the update of certain financial information included in the Annual Report on Form 10-K for the year ended December 27, 2014 (only Exhibit 99.1) of Kraft Foods Group, Inc. (“Kraft”), August 10, 2015 relating to the interim unaudited condensed consolidated financial information for the three and six months ended June 27, 2015 for Kraft (only Exhibit 99.1), February 12, 2016, April 26, 2016, May 6, 2016, May 25, 2016, June 7, 2016 and July 7, 2016; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the date of the termination of the offering of securities made under this prospectus; provided, however, that we are not incorporated by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

ii

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized and incorporated by reference in this prospectus, if such person makes a written or oral request directed to:

The Kraft Heinz Company

One PPG Place

Pittsburgh, Pennsylvania 15222

Attention: Office of the Corporate Secretary

(412) 456-5700

In order to ensure timely delivery, you must request the information no later than five business days prior to the expiration of the relevant exchange offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated herein by reference, contains a number of “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act concerning taxes, integration, dividends and plans. Words such as “expect,” “improve,” “reassess,” “remain,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on management’s current plan and involve inherent risks, uncertainties and assumptions that could cause actual outcomes to differ materially from current goals, plans and projections. We have included important factors in the cautionary statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016 under “Item 1A. Risk Factors” that we believe could cause actual results to differ materially from any forward-looking statement. Important factors that affect our business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, increased competition; our ability to maintain, extend and expand our reputation and brand image; our ability to differentiate our products from other brands; the consolidation of retail customers; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to drive revenue growth in our key product categories, increase our market share, or add products; an impairment of the carrying value of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in our management team or other key personnel; our inability to realize the anticipated benefits from our cost savings initiatives; changes in relationships with significant customers and suppliers; execution of our international expansion strategy; changes in laws and regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; failure to successfully integrate The Kraft Heinz Company; our ability to complete or realize the benefits from potential and completed acquisitions, alliances, divestitures or joint ventures; economic and political conditions in the nations in which we operate; the volatility of capital markets; increased pension, labor and people-related expenses; volatility in the market value of all or a portion of the derivatives we use; exchange rate fluctuations; disruptions in information technology networks and systems; our inability to protect intellectual property rights; impacts of natural events in the locations in which we or our customers, suppliers or regulators operate; our indebtedness and ability to pay such indebtedness; tax law changes or interpretations; and other factors. All forward-looking statements are further qualified by and should be read in conjunction with the risks and uncertainties described or referred to under the heading “Risk Factors” of this prospectus.

Although we believe that we have been prudent in our plans and the underlying assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they were made. Except to the extent of our obligations under the federal securities laws, we undertake no obligation to update any of the forward-looking information included in this prospectus or any document we incorporate by reference in this prospectus, whether as a result of new information, future events, changes in expectations or otherwise.

iii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus or incorporated by reference and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus. It may not contain all the information that is important to you. We urge you to read carefully this entire prospectus and the other documents to which it refers to understand fully the terms of the Exchange Notes.

In this prospectus, except as otherwise indicated or unless the context otherwise requires, (i) the “Issuer” refers to Kraft Heinz Foods Company and not to any of its subsidiaries, (ii) the “Guarantor” refers to The Kraft Heinz Company and not to any of its subsidiaries and (iii) “we,” “us,” “our,” “Kraft Heinz” and the “Company” each refer to The Kraft Heinz Company and its subsidiaries. Kraft Heinz Foods Company is a Pennsylvania corporation and the issuer of the securities offered hereby.

Company Overview

Kraft Heinz is one of the largest food and beverage companies in the world, with sales in more than 190 countries and territories. We manufacture and market food and beverage products, including condiments and sauces, cheese and dairy, meals, meats, refreshment beverages, coffee, and other grocery products, throughout the world, under a host of iconic brands including Heinz, Kraft, Oscar Mayer, Planters, Philadelphia, Velveeta, Lunchables, Maxwell House, Capri Sun, and Ore-Ida. A globally recognized producer of delicious foods, we provide products for all occasions whether at home, in restaurants or on the go. As of April 3, 2016, we had assets of $123.3 billion and for the three months ended April 3, 2016, we generated $6.6 billion in consolidated net sales. Our common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the ticker symbol “KHC.”

Our principal executive offices are located at One PPG Place, Pittsburgh, Pennsylvania 15222 and our main telephone number at that address is (412) 456-5700.

Risk Factors

You should consider carefully all of the information set forth or incorporated by reference in this prospectus. These factors are set forth in detail under the heading “Risk Factors” in this prospectus and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016. We encourage you to review these risk factors carefully. Furthermore, this prospectus contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those under the headings “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the Exchange Notes for the Outstanding Notes. The terms of the Exchange Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the Exchange Notes will be registered under the Securities Act and certain transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes. For a more complete description, see “Exchange Offer.”

Background	On July 2, 2015, we completed a private placement of $10,000,000,000 aggregate principal amount of the Outstanding July 2015 Notes. In connection with this private placement, the Issuer and Kraft Heinz entered into a registration rights agreement (the “2015 Registration Rights Agreement”) with the initial purchasers of the Outstanding July 2015 Notes in which we agreed, among other things, to complete an exchange offer with respect to the Outstanding July 2015 Notes.

On May 24, 2016, we completed a private placement of $5,000,000,000 aggregate principal amount of the Outstanding May 2016 Notes. In connection with this private placement, the Issuer and Kraft Heinz entered into a registration rights agreement (the “2016 Registration Rights Agreement” and, together with the 2015 Registration Rights Agreement, the “Registration Rights Agreements”) with the initial purchasers of the Outstanding May 2016 Notes in which we agreed, among other things, to complete the exchange offer with respect to the Outstanding May 2016 Notes.

Exchange Notes offered	$1,000,000,000 aggregate principal amount of 1.60% senior notes due 2017;

$1,500,000,000 aggregate principal amount of 2.00% senior notes due 2018;

$1,500,000,000 aggregate principal amount of 2.80% senior notes due 2020;

$1,000,000,000 aggregate principal amount of 3.50% senior notes due 2022;

$2,000,000,000 aggregate principal amount of 3.95% senior notes due 2025;

$1,000,000,000 aggregate principal amount of 5.00% senior notes due 2035;

$2,000,000,000 aggregate principal amount of 5.20% senior notes due 2045;

$2,000,000,000 aggregate principal amount of 3.000% senior notes due 2026; and

$3,000,000,000 aggregate principal amount of 4.375% senior notes due 2046.

Exchange offer	We are offering to exchange the Outstanding Notes for a like principal amount of the Exchange Notes. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreements which grant the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration date; withdrawal of tender	The exchange offer will expire 5:00 p.m., New York City time, on August 16, 2016, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not validly withdrawn will be exchanged. Any Outstanding Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	We believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:

•	you acquire the Exchange Notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer.

Conditions to the exchange offer	Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “Exchange Offer—Conditions to the exchange offer.”

Procedures for tendering Outstanding Notes held in the form of book-entry interests	The Outstanding Notes were issued as global securities and were deposited upon issuance with Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), which issued uncertificated depositary interests in those Outstanding Notes, which represent a 100% interest in those Outstanding Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Outstanding Notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

United States federal income tax considerations	The exchange offer will not result in any income, gain or loss to the holders of Outstanding Notes or to us for United States federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the exchange offer.

Exchange agent	Deutsche Bank Trust Company Americas is serving as the exchange agent for the exchange offer.

Consequences of not exchanging Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes. In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of failure to exchange.”

Summary Terms of the Exchange Notes

A brief description of the material terms of the Exchange Notes is set forth below. For a more complete description, see “Description of the Exchange Notes.”

Issuer	Kraft Heinz Foods Company, a Pennsylvania corporation.

Securities	$1,000,000,000 aggregate principal amount of 1.60% senior notes due 2017;

$1,500,000,000 aggregate principal amount of 2.00% senior notes due 2018;

$1,500,000,000 aggregate principal amount of 2.80% senior notes due 2020;

$1,000,000,000 aggregate principal amount of 3.50% senior notes due 2022;

$2,000,000,000 aggregate principal amount of 3.95% senior notes due 2025;

$1,000,000,000 aggregate principal amount of 5.00% senior notes due 2035;

$2,000,000,000 aggregate principal amount of 5.20% senior notes due 2045;

$2,000,000,000 aggregate principal amount of 3.000% senior notes due 2026; and

$3,000,000,000 aggregate principal amount of 4.375% senior notes due 2046.

Maturity	The New 2017 Notes will mature on June 30, 2017;

The New 2018 Notes will mature on July 2, 2018;

The New 2020 Notes will mature on July 2, 2020;

The New 2022 Notes will mature on July 15, 2022;

The New 2025 Notes will mature on July 15, 2025;

The New 2035 Notes will mature on July 15, 2035;

The New 2045 Notes will mature on July 15, 2045;

The New 2026 Notes will mature on June 1, 2026; and

The New 2046 Notes will mature on June 1, 2046.

Interest	Interest on the New 2017 Notes will be payable in cash and will accrue at a rate of 1.60% per annum;

Interest on the New 2018 Notes will be payable in cash and will accrue at a rate of 2.00% per annum;

Interest on the New 2020 Notes will be payable in cash and will accrue at a rate of 2.80% per annum;

Interest on the New 2022 Notes will be payable in cash and will accrue at a rate of 3.50% per annum;

Interest on the New 2025 Notes will be payable in cash and will accrue at a rate of 3.95% per annum;

Interest on the New 2035 Notes will be payable in cash and will accrue at a rate of 5.00% per annum;

Interest on the New 2045 Notes will be payable in cash and will accrue at a rate of 5.20% per annum;

Interest on the New 2026 Notes will be payable in cash and will accrue at a rate of 3.000% per annum; and

Interest on the New 2046 Notes will be payable in cash and will accrue at a rate of 4.375% per annum.

Interest payment dates	Interest on the New 2017 Notes will be payable semi-annually on June 30 and December 30 of each year.

Interest on the New 2018 Notes and the New 2020 Notes will be payable semi-annually on January 2 and July 2 of each year.

Interest on the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes will be payable semi-annually January 15 and July 15 of each year.

Interest on the New 2026 Notes and the New 2046 Notes will be payable semi-annually on June 1 and December 1 of each year.

Ranking	The Exchange Notes and the related guarantees will be the Issuer’s and the Guarantor’s senior unsecured obligations and will rank:

•	pari passu in right of payment with all of our existing and future senior indebtedness;

•	senior in right of payment to all of our future subordinated indebtedness;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets secured by the indebtedness; and

•	effectively subordinated to all existing and future indebtedness and other liabilities of the Issuer’s subsidiaries.

Guarantor	The payment of the principal, premium and interest on the Exchange Notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Guarantor. None of Kraft Heinz’s subsidiaries will guarantee the Exchange Notes.

Ranking of the Guarantee	The Guarantee will be the Guarantor’s senior unsecured obligation and will be:

•	pari passu in right of payment with all of the Guarantor’s existing and future senior indebtedness;

•	senior in right of payment to all of the Guarantor’s future subordinated indebtedness;

•	effectively subordinated to all of the Guarantor’s existing and future secured indebtedness to the extent of the value of the assets secured by that indebtedness; and

•	effectively subordinated to all existing and future indebtedness and other liabilities of the Guarantor’s subsidiaries.

Optional redemption	We may redeem the Exchange Notes at any time and from time to time, in whole or in part, at our election at the applicable redemption prices.

On or after the applicable Par Call Date (as defined herein), if any, we may redeem the Exchange Notes of a series, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Exchange Notes of such series to be redeemed plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of the Exchange Notes—Optional Redemption.”

Change of control	If the Issuer experiences a change of control and a ratings event, the holders of the Exchange Notes will have the right to require the Issuer to offer to repurchase the Exchange Notes at a purchase price equal to 101% of their aggregate principal amount plus accrued and unpaid interest, if any, and Additional Amounts (as defined herein), if any, to the date of such repurchase. See “Description of the Exchange Notes—Change of Control Triggering Event.”

Certain covenants	The Indenture contains covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens above a certain threshold;

•	engage in certain sale and leaseback transactions above a certain threshold; and

•	consolidate, merge, convey or transfer all or substantially all of the Issuer’s or the Guarantor’s assets.

No prior market	The Exchange Notes will be new securities for which there is currently no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Indenture	The Exchange Notes will be issued under an indenture, dated July 1, 2015 (as supplemented, the “Indenture”), among the Issuer, Guarantor and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”), as supplemented by one or more supplemental indentures dated as of the issue date among the Issuer, Guarantor and the Trustee.

Trustee	Deutsche Bank Trust Company Americas.

Risk factors	Investing in the Exchange Notes involves substantial risks. You should consider carefully all the information in this prospectus and, in particular, you should evaluate the specific risk factors set forth in the “Risk Factors” section in this prospectus, as well as the other risks incorporated by reference into this prospectus, before making a decision whether to invest in the Exchange Notes.

Governing law	New York.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges on a historical basis for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents.”

	Successor							Predecessor (H.J. Heinz Company)
	April 3, 2016 (13 weeks)	January 3, 2016 (53 weeks)	December 28, 2014 (52 weeks)	February 8- December 29, 2013 (29 weeks)		April 29- June 7, 2013 (6 weeks)		April 28, 2013 (52 weeks)	April 29, 2012 (52 1/2 weeks)	April 27, 2011 (52 weeks)
Ratio of earnings to fixed charges	5.74x	1.74x	2.10x	(a	)	(a	)	5.06x	4.61x	5.55x

Earnings available for fixed charges represent income/(loss) from continuing operations before income or loss from equity investees and income taxes. Fixed charges represent interest expense (including amortization of debt expense and any discount or premium relating to indebtedness) and the interest component of operating leases (approximately one third of rent expense for each period presented). Interest expense does not include interest related to uncertain tax positions and other third-party indebtedness.

(a) The ratio coverage during the period from February 8 to December 29, 2013 (“2013 Successor Period”) and during the period from April 29 to June 7, 2013 (“2013 Predecessor Period”) was less than 1:1. We would have needed to generate additional earnings of $299 million during the 2013 Successor Period and $130 million during the 2013 Predecessor Period to achieve ratio coverage of 1:1.

RISK FACTORS

An investment in the Exchange Notes involves certain risks, including the risks described below and the risks set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 3, 2016. You should carefully consider these risks and the other information included and incorporated by reference in this prospectus before deciding to invest in the Exchange Notes. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. In any such case, the trading price of the Exchange Notes could decline, and you could lose all or part of your investment.

Risks Related to Our Capital Structure and the Exchange Offer

There is no established trading market for the notes and there is no guarantee that an active trading market for the notes will develop. You may not be able to sell the notes readily or at all or at or above the price that you paid.

The Exchange Notes are a new issue of securities and there is no established trading market for them, or for the Outstanding Notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system.

You may not be able to sell your notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the Exchange Notes. Accordingly, you may be required to bear the financial risk of your investment in the notes indefinitely. If a trading market were to develop, future trading prices of the Exchange Notes may be volatile and will depend on many factors, including:

•	the number of holders of Exchange Notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange the Outstanding Notes for the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes; and

•	the market for similar securities.

The market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions that could adversely affect their value. In addition, subsequent to their initial issuance, to tendering holders of the Outstanding Notes in the exchange offer, the Exchange Notes, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The exchange offers may be cancelled or delayed.

We have reserved the right to terminate or withdraw the exchange offers, including solely in respect of one or more series of the Outstanding Notes, in our sole discretion at any time and for any reason. Therefore, even if you properly submit a letter of transmittal prior to the expiration date and otherwise comply with the terms and conditions of the exchange offers, the exchange offers may not be consummated. Because of adjustments or other logistical challenges in exchanging Outstanding Notes for Exchange Notes, among other things, the settlement of the exchange offers may be delayed. Accordingly, you may have to wait longer than expected to receive your Exchange Notes, during which time you will not be able to effect transfers of your Outstanding Notes or Exchange Notes you are to receive in the exchange offer.

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Notes.

Delivery of Exchange Notes in exchange for Outstanding Notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of Outstanding Notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined herein). We are not required to notify you of defects or irregularities in tenders of Outstanding Notes for exchange. Exchange Notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the Registration Rights Agreements will terminate. See “Exchange Offer—Procedures for tendering Outstanding Notes through broker and banks” and “Exchange Offer—Consequences of failure to exchange.”

Some holders who exchange their Outstanding Notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your Outstanding Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If the exchange offer is not completed within a certain period after the issuance date of the respective Outstanding Notes, the Issuer will incur additional interest charges.

In the event that the exchange offer registration statement is not completed or is not declared effective by the SEC within (i) 455 days after the issuance date of the Outstanding July 2015 Notes and (ii) 365 days after the issuance date of the Outstanding May 2016 Notes, the interest rate will be increased, up to a maximum increase of (i) 0.25% per annum for the first 90-day period immediately following such date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or the becomes effective, up to a maximum total increase of 0.50% per annum.

We have substantial indebtedness. We may not be able to generate sufficient cash flow to service all of our indebtedness, including the notes, and we may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance all or a portion of our debt obligations, to fund capital expenditures, depends on our future performance and our ability to generate significant operating cash flow, which is subject, among other things, to the success of our business strategy, customer demand, increased competition, prevailing economic conditions and financial, competitive, legislative, legal, regulatory and other factors, including those other factors discussed in these “Risk Factors,” or incorporated by reference herein, many of which are beyond our control.

In addition to the private placement of the Outstanding 2026 Notes and the Outstanding 2046 Notes, we also completed on May 25, 2016 an offering of €550,000,000 aggregate principal amount of 1.500% Senior Notes due 2024 and €1,250,000,000 aggregate principal amount of 2.250% Senior notes due 2028 pursuant to Regulation S under the Securities Act (together, the “May Offerings”). As of April 3, 2016, after giving effect to the May Offerings, we would have had approximately $31,731 million aggregate principal amount of total indebtedness outstanding, consisting of $1,378 million of senior secured indebtedness and $30,353 million of unsecured indebtedness (including $600 million drawn under our senior unsecured term loan facility).

We cannot assure you that we will be able to generate a level of cash flow from our operations sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, or that future borrowings will be available to us in an amount sufficient to enable us to service and repay the notes and our other indebtedness and to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund these obligations, we may be forced to reduce or delay investments, strategic acquisitions and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes, all of which may or may not be accomplished on commercially reasonable terms and will depend on our cash needs, our financial condition at such time, the then prevailing market conditions and the terms of our then existing debt instruments, including the Indenture, which may restrict us from adopting some of these alternatives. Moreover, the instruments governing our indebtedness may restrict our ability to sell assets and our use of the proceeds from such sales. Finally, any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations, and there can be no assurances that any assets which we could be required to dispose of could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales could be on acceptable terms.

Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could also harm our ability to incur additional indebtedness. Moreover, if our cash flow and capital resources are insufficient to allow us to comply with the various covenants in the instruments governing our indebtedness, then that could result in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. In addition, holders of our secured indebtedness could elect to institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

The notes will be effectively subordinated to the liabilities of our subsidiaries.

The notes are obligations exclusively of the Issuer and Kraft Heinz and not of any of Kraft Heinz’s subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

None of Kraft Heinz’s subsidiaries guarantee the notes. In particular, the notes will be effectively subordinated to the Canadian dollar-denominated notes issued by one of our subsidiaries with respect to the assets of that subsidiary.

Negative covenants in the Indenture will have a limited effect.

The Indenture governing the notes contains only limited negative covenants that apply to us and our subsidiaries. These covenants do not limit the amount of additional debt that we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity. Accordingly, the Indenture does not protect holders of the notes in the event we experience significant adverse changes in our financial condition or results of operations. See “Description of the Exchange Notes—Limitation on Liens” and “Description of the Exchange Notes—Sale and Leaseback Transactions.” In light of the limited negative covenants applicable to the notes, our subsidiaries may incur substantial debt and the holders of the notes will be effectively subordinated to that debt.

Your right to receive payments on the notes is effectively subordinated to the rights of holders of our secured debt to the extent of the value of the assets securing that debt.

As of April 3, 2016, we had approximately $1,378 million aggregate principal amount of secured indebtedness, consisting of (1) $1.2 billion of the 4.875% Second Lien Senior Secured Notes due 2025 (the “2025 Notes”) and (2) £125 million of 6.250% notes due 2030 (the “GBP Notes”).

Subject to the restrictions in the Indenture governing the notes, we may incur significant additional indebtedness secured by our assets. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness, including the 2025 Notes or the GBP Notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such notes could foreclose on such assets to the exclusion of holders of the notes, even if an event of default exists under the Indenture at such time. In any such event, because the notes will not be secured by such assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. In addition, the Indenture that governs the notes will permit us to incur additional indebtedness that ranks equally with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the notes.

We may be unable to refinance our indebtedness.

We may need to refinance all or a portion of our indebtedness, including the notes, before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance a change of control offer if required by the Indenture.

Upon the occurrence of a change of control triggering event, as defined in the Indenture, the Issuer will be required to make an offer to purchase the notes at a price in cash equal to 101% of their aggregate principal amount, plus any accrued and unpaid interest and certain other amounts, to the date of repurchase. Upon a change of control, we may be required to offer to repurchase or repay our outstanding indebtedness, including the notes. We cannot assure you that we would have sufficient resources to repurchase the notes or repay our other indebtedness, if such debt is required to be repurchased or repaid, upon the occurrence of a change of control. In any case, third-party financing most likely would be required in order to provide the funds necessary for the Issuer to make the change of control offer for the notes and to refinance any other indebtedness that would become payable upon the occurrence of such events. We may not be able to obtain such additional financing on terms favorable to us or at all. See “Description of the Exchange Notes—Change of Control Triggering Event.”

We can enter into transactions, like recapitalizations, reorganizations and other highly leveraged transactions, that do not constitute a change of control but that could adversely affect the holders of the notes.

The change of control provision contained in the Indenture may not necessarily afford you protection in the event of certain important corporate events, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect you, because such corporate events may not involve a shift in voting power or beneficial ownership or, even if they do, may not constitute a “change of control” as defined in the Indenture. Except as described under “Description of the Exchange Notes—Change of Control Triggering Event,” the Indenture will not contain provisions that would require the Issuer to offer to repurchase or redeem the notes in the event of a reorganization, restructuring, merger, recapitalization or similar transaction.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of “change of control” in the Indenture will include a disposition of all or substantially all of the properties or assets of the Issuer and its subsidiaries taken as a whole to any person. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer and its subsidiaries taken as a whole. As a result, it may be unclear as to whether a change of control has occurred and whether the Issuer is required to make an offer to repurchase the notes.

Credit ratings may not reflect all risks.

Credit ratings assigned to the Exchange Notes, the Issuer or the Guarantor by one or more other independent credit rating agencies do not necessarily mean that they are a suitable investment. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension, reduction or withdrawal at any time by the assigning rating organization. Similar ratings on different types of notes do not necessarily mean the same thing. The initial ratings by S&P and Moody’s will not address the likelihood that the principal on the notes will be prepaid or paid on the scheduled maturity date. Such ratings also will not address the marketability of investments in the Exchange Notes or any market price.

Changes in credit ratings issued by nationally recognized statistical rating organizations could adversely affect our cost of financing and the market price of our securities, including the notes.

Credit rating agencies rate our debt securities based on factors that include our operating results, actions that we take, their view of the general outlook for our industry and their view of the general outlook for the economy. Actions taken by the rating agencies can include maintaining, upgrading, or downgrading the current rating or placing us on a watch list for possible future downgrading. Downgrading the credit rating assigned to us or to our debt securities or placing us on a watch list for possible future downgrading would likely increase our cost of financing, limit our access to the capital markets and have an adverse effect on the market price of our securities, including the notes and on the interest rate and/or tenor at which we can obtain funding.

In addition, we have accessed, and intend to continue to access the commercial paper market for regular funding requirements. A downgrade in our credit ratings would increase our borrowing costs and could affect our ability to issue commercial paper. Disruptions in the commercial paper market or other effects of volatile economic conditions in the credit markets also could reduce the amount of commercial paper that we could issue and could raise our borrowing costs for both short-term and long-term debt offerings. Further, our inability to access the capital markets or an increase in our borrowing costs could materially and adversely affect our financial condition and results of operations

Risks Related to Retention of Outstanding Notes

Holders of Outstanding Notes who fail to exchange their Outstanding Notes in the exchange offer will continue to be subject to restrictions on transfer.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Outstanding Notes. The restrictions on transfer of your Outstanding Notes arise because we issued the Outstanding Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We currently do not plan to register the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see the discussion below under the caption “Exchange Offer—Consequences of failure to exchange.”

If we consummate the exchange offers, the liquidity and market value of any remaining non-exchanged Outstanding Notes may be adversely affected.

Upon consummation of the exchange offer, the aggregate principal amount of Outstanding Notes will be reduced by the amount of Outstanding Notes exchanged. Securities with a smaller outstanding principal amount available for trading, or float, generally command a lower price than do comparable securities with a greater float. Therefore, the market price for Outstanding Notes that are not submitted for exchange or not accepted by us may be adversely affected. A reduced float may also make the trading prices of any original notes that are not exchanged more volatile.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes in the exchange offer. In consideration for issuing the Exchange Notes, we will receive in exchange Outstanding Notes in like principal amount. We will cancel all Outstanding Notes received in exchange for Exchange Notes in the exchange offer.

EXCHANGE OFFER

Purpose of the exchange offer

The exchange offer is designed to provide holders of Outstanding Notes with an opportunity to acquire Exchange Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

The Outstanding 2017 Notes, the Outstanding 2018 Notes, the Outstanding 2020 Notes, the Outstanding 2022 Notes, the Outstanding 2025 Notes, the Outstanding 2035 Notes, the Outstanding 2045 Notes were originally issued and sold on July 2, 2015 to the initial purchasers, pursuant to the purchase agreement dated June 23, 2015. The Outstanding 2026 Notes and the Outstanding 2046 Notes were originally issued and sold on May 24, 2016 to the initial purchasers, pursuant to the purchase agreement dated May 10, 2016. The Outstanding Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Outstanding Notes, we entered into Registration Rights Agreements, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the Exchange Notes for the Outstanding Notes, pursuant to the exchange offer. The Registration Rights Agreements provide that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for Exchange Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the Exchange Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the Exchange Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any Exchange Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreements (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the Exchange Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for Exchange Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the

Securities Act) of Exchange Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or Exchange Notes. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Terms of the exchange offer; period for tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will accept any and all Outstanding Notes that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer; provided that, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the Exchange Notes are the same as the form and terms of the Outstanding Notes except that:

(1) the Exchange Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the Exchange Notes will not contain the registration rights and liquidated damages provisions contained in the Outstanding Notes; and

(3) interest on the Exchange Notes will accrue from the last interest date on which interest was paid on your Outstanding Notes.

The Exchange Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered Outstanding Notes when, as and if we have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and expenses” and “Transfer taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on August 16, 2016, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1) notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2) mail to the registered holders an announcement of any extension, and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1) if any of the conditions below under the heading “Conditions to the exchange offer” shall have not been satisfied,

(a)	to delay accepting any Outstanding Notes,

(b)	to extend the exchange offer, or

(c)	to terminate the exchange offer, or

(2) to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for tendering Outstanding Notes through brokers and banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender your Outstanding Notes for Exchange Notes. Therefore, to tender Outstanding Notes subject to this exchange offer and to obtain Exchange Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON AUGUST 16, 2016.

Deemed representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes in the exchange offer is engaging in or intends to engage in a distribution of the Exchange Notes within the meaning of the federal securities laws;

(3) neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes has an arrangement or understanding with any person to participate in the distribution of Exchange Notes issued in the exchange offer;

(4) neither you nor any other person acquiring Exchange Notes in exchange for your Outstanding Notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring Exchange Notes in exchange for your Outstanding Notes is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the Exchange Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of Exchange Notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

You may tender some or all of your Outstanding Notes in this exchange offer. However, your Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular Outstanding Note not properly tendered;

(2) refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. Neither us, the exchange agent nor any other person will incur any liability for failure to notify you or any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for brokers and custodian banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such Outstanding Notes;

(2) Account number of the beneficial owner tendering such Outstanding Notes;

(3) Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4) A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “Deemed representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the exchange agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of holders of the Outstanding Notes.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered Outstanding Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the Outstanding Notes to be withdrawn;

(2) identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Outstanding Notes; specify the name and number of an account at the DTC to which your withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the expiration date.

Conditions to the exchange offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the Exchange Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the Exchange Notes issued pursuant to the exchange offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange agent

We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

DEUTSCHE BANK TRUST COMPANY AMERICAS, EXCHANGE AGENT

By registered or certified mail, overnight delivery:

DB Services Americas, Inc.

Attn: Reorg Department

5022 Gate Parkway, Suite 200

Jacksonville, FL 32256

For Information Call:

(877) 843-9767

For facsimile transmission (for eligible institutions only):

(615) 866-3889

Confirm by Telephone:

(877) 843 9767

DB.Reorg@db.com

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and expenses

The principal solicitation is being made through DTC by Deutsche Bank Trust Company Americas, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting treatment

The Exchange Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer taxes

If you tender Outstanding Notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register Exchange Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE

OUTSTANDING NOTES

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the Registration Rights Agreements and described above, and your Outstanding Notes will continue to be subject to the provisions of the indenture governing the Outstanding Notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the exchange offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture governing the Outstanding Notes provides for if we do not complete the exchange offer.

Consequences of failure to exchange

The Outstanding Notes that are not exchanged for Exchange Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf registration

The Registration Rights Agreements also require that we file a shelf registration statement if:

(1) the Issuer and the Guarantor determine that the registration of the Exchange Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2) a holder participating in the exchange offer does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3) the exchange offer is not for any reason completed within the applicable periods set forth in the Registration Rights Agreements;

(4) the Issuer receives a written request from any Initial Purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer; or

We will also register the Exchange Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register Exchange Notes in any jurisdiction unless a holder requests that we do so.

Outstanding Notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the Outstanding Notes in the exchange offer;

(2) a broker-dealer has exchanged the Outstanding Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the Outstanding Notes are sold under an effective shelf registration statement that we have filed; or

(4) the Outstanding Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE EXCHANGE NOTES

The Exchange Notes will be issued under an indenture (the “Indenture”), among Kraft Heinz Foods Company, a Pennsylvania corporation (the “Issuer”), The Kraft Heinz Company, a Delaware corporation (the “Guarantor”), and Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association), as trustee (the “Trustee”). This is the same indenture under which the Outstanding Notes were issued. For each Outstanding Note validly tendered pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the tendered Outstanding Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the tendered Outstanding Note in exchange therefor or, if no interest has been paid on such Outstanding Note, from the date of the original issue of such Outstanding Note. Any Outstanding Note that remains outstanding after the completion of the Exchange Offer, together with the Exchange Notes, will be treated as a single class of securities under the Indenture. In this Description of the Exchange Notes, the term “Issuer” refers only to Kraft Heinz Foods Company and not any of its Subsidiaries and the term “notes” refers to the Exchange Notes or the notes as defined elsewhere in this prospectus as applicable.

The following description is a summary of the material provisions of the Indenture, and does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture. The terms of the Exchange Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The registered holder of an Exchange Note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.

General

The notes:

•	will be senior unsecured obligations of ours;

•	will rank equally with all of our other senior unsecured indebtedness (including indebtedness under our senior credit facilities);

•	will rank senior in right of payment to all of our future subordinated indebtedness;

•	will be effectively subordinated to all of our secured indebtedness, including the 2025 Notes and the GBP Notes;

•	will be structurally subordinated to all of the indebtedness and other liabilities of our Subsidiaries, including claims with respect to trade payables; and

•	will be unconditionally guaranteed on a senior unsecured basis by the Guarantor.

Principal, maturity and interest

The New 2017 Notes will mature on June 30, 2017. The New 2018 Notes will mature on July 2, 2018. The New 2020 Notes will mature on July 2, 2020. The New 2022 Notes will mature on July 15, 2022. The New 2025 Notes will mature on July 15, 2025. The New 2035 Notes will mature on July 15, 2035. The New 2045 Notes will mature on July 15, 2045. The New 2026 Notes will mature on June 1, 2026. The New 2046 Notes will mature on June 1, 2046. On the maturity date of a series of the Exchange Notes, the holders of such series of Notes will be entitled to receive 100% of the principal amount of the notes of such series. The Exchange Notes do not have the benefit of any sinking fund. However, under certain circumstances, we may be required to offer to purchase the notes as described under the caption “—Change of Control Triggering Event.” We may at any time and from time to time purchase additional notes in the open market or otherwise.

Interest on the Exchange Notes

The New 2017 Notes will bear interest at a rate of 1.60% per annum. The New 2018 Notes will bear interest at a rate of 2.00% per annum. The New 2020 Notes will bear interest at a rate of 2.80% per annum. The New 2022 Notes will bear interest at a rate of 3.50% per annum. The New 2025 Notes will bear interest at a rate of 3.95% per annum. The New 2035 Notes will bear interest at a rate of 5.00% per annum. The New 2045 Notes will bear interest of a rate of 5.20% per annum. The New 2026 Notes will bear interest of a rate of 3.000 % per annum. The New 2046 Notes will bear interest of a rate of 4.375% per annum. Interest on the New 2017 Notes will be paid semi-annually in arrears on June 30 and December 30 of each year. Interest on the New 2018 Notes and the New 2020 Notes will be paid semi-annually in arrears on January 2 and July 2 of each year. Interest on the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes will be paid semi-annually in arrears on January 15 and July 15 of each year. Interest on the New 2026 Notes and the New 2046 Notes will be paid semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2016. Interest on the notes is computed on the basis of a 360-day year of twelve 30-day months. Interest on the notes accrues from July 2, 2015 and is paid to holders of record on June 15 and December 15 for the New 2017 Notes, the New 2018 Notes and the New 2020 Notes, and January 1 and July 1 for the New 2022 Notes, the New 2025 Notes, the New 2035 Notes and the New 2045 Notes, in each case immediately before the respective interest payment date. Interest on the notes accrues from May 24, 2016 and is paid to holders of record on May 15 and November 15 for the New 2026 Notes and the New 2046 Notes in each case immediately before the respective interest payment date.

If any interest payment date for the Exchange Notes falls on a day that is not a business day, then payment of interest may be made on the next succeeding business day and no interest will accrue because of such delayed payment. With respect to the notes, when we use the term “business day,” we mean any day except a Saturday, a Sunday or a day on which banking institutions in the applicable place of payment are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be senior unsecured obligations of ours and will rank equally with all of our existing and future senior unsecured obligations. As of April 3, 2016, after giving effect to the May Offerings, we would have had approximately $31,731 million aggregate principal amount of total indebtedness outstanding, consisting of $1,378 million of senior secured indebtedness, $30,353 million of unsecured indebtedness (including $600 million drawn under our senior unsecured term loan facility).

We conduct a substantial portion of our operations through our Subsidiaries. As a result, distributions or advances from our Subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash required to pay our debt service obligations, including payments on the notes. The notes will be effectively subordinated to all obligations of our Subsidiaries, including claims with respect to trade payables. This means that in the event of bankruptcy, liquidation or reorganization of any of our Subsidiaries, holders of notes will have no direct claim to participate in the assets of such Subsidiary but may only recover by virtue of our equity interest in our Subsidiaries (except to the extent we have a claim as a creditor of such Subsidiary). As a result all existing and future liabilities of our Subsidiaries, including trade payables and claims of lessors under leases, have the right to be satisfied in full prior to our receipt of any payment as any equity owner of our Subsidiaries. A significant portion of our assets and liabilities will be held by our Subsidiaries.

Guarantee

The notes will be guaranteed on a full and unconditional senior unsecured basis by the Guarantor. The Guarantor will fully and unconditionally guarantee the payment of all of the principal of, and interest on, the notes when due, whether at maturity or otherwise.

Additional notes

We are permitted to issue additional notes of any series from time to time (the “Additional Notes”) having the same terms in all respects as the notes of such series (except for the issue date, issue price, and, in some cases, the first payment of interest or interest accruing prior to the issue date of such Additional Notes). The notes and the Additional Notes of a series, if any, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that if the Additional Notes of a series are not fungible with the notes of such series for United States federal income tax purposes, such Additional Notes will have a separate CUSIP number. Unless the context otherwise requires, for all purposes of the Indenture and this Description of the Exchange Notes, references to the notes of a series include any Additional Notes of such series actually issued.

Payment and transfer

We will pay the principal of, and any premium and interest on, fully registered securities at the place or places that we will designate for such purposes. We will make payment to the persons in whose names the notes are registered on the close of business on the day or days that we will specify in accordance with the Indenture. We will pay the principal of, and any premium on, registered notes only against surrender of those notes. Holders may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office or agency, maintained for such purposes, without the payment of any service charge except for any tax or governmental charge.

Optional redemption

At any time and from time to time, we will be entitled at our option to redeem the Exchange Notes of any series, in whole or in part, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (1) 100% of the aggregate principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date, subject to the rights of holders of such notes to be redeemed on the relevant record date to receive interest due on an interest payment date that is on or prior to such redemption date; provided that if we redeem any New 2020 Notes, New 2022 Notes, New 2025 Notes, New 2035 Notes, New 2045 Notes, New 2026 Notes or New 2046 Notes on or after the applicable Par Call Date, the redemption price for such Notes to be redeemed will equal 100% of the aggregate principal amount of such notes redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Issuer will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 15 basis points for the New 2017 Notes, 15 basis points for the New 2018 Notes, 20 basis points for the New 2020 Notes, 25 basis points for the New 2022 Notes, 25 basis points for the New 2025 Notes, 30 basis points for the New 2035 Notes, 30 basis points for the New 2045 Notes, 20 basis points for the New 2026 Notes and 30 basis points for the New 2046 Notes.

Notice of any redemption of any series of the Exchange Notes in connection with a corporate transaction (including an equity offering, an incurrence of indebtedness or a Change of Control) may, at the Issuer’s discretion, be given prior to the completion thereof and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related transaction. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date. In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The following terms are relevant to the determination of the redemption price:

“Remaining Scheduled Payments” means the remaining scheduled payments of the principal thereof and interest thereon (excluding accrued but unpaid interest) to the maturity date or, if applicable, the applicable Par Call Date that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Par Call Date” means (i) June 2, 2020 for any New 2020 Notes (the date that is one month prior to the maturity of the New 2020 Notes), (ii) May 15, 2022 for any New 2022 Notes (the date that is two months prior to the maturity of the New 2022 Notes), (iii) April 15, 2025 for any New 2025 Notes (the date that is three months prior to the maturity of the New 2025 Notes), (iv) January 15, 2035 for any New 2035 Notes (the date that is six months prior to the maturity of the New 2035 Notes), (v) January 15, 2045 for any New 2045 Notes (the date that is six months prior to the maturity of the New 2045 Notes), (vi) March 1, 2026 for any New 2026 Notes (the date that is three months prior to the maturity of the New 2026 Notes) and (vii) December 1, 2045 for any New 2046 Notes (the date that is six months prior to the maturity of the New 2046 Notes).

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to the maturity date or, if applicable, the Par Call Date; provided, however, that if the period from the redemption date to the maturity date, or if applicable, the Par Call Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and notice of redemption

If less than all of the notes of a series are to be redeemed at any time, the Trustee will select the notes of such series for redemption (a) on a pro rata basis (or as nearly as practicable) if the notes are represented by physical certificates or (b) by lot or such other similar method in accordance with the procedures of DTC if the notes are represented by global certificates.

Notes of $2,000 or less will be redeemed in whole and not in part. Notices of redemption will be mailed by first- class mail to each holder of Notes to be redeemed at its registered address, or delivered electronically, at least 30 but not more than 60 days before the redemption date, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any holder selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancelation of the original note. In the case of a global note, an appropriate notation will be made on such note to decrease the principal amount thereof to an amount equal to the unredeemed portion thereof. Subject to the terms of the applicable redemption notice (including any conditions contained therein), notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs, unless we have previously or concurrently delivered an unconditional (or conditional solely with respect to the consummation of the applicable Change of Control Triggering Event) redemption notice with respect to all the outstanding notes as described under “—Optional redemption,” holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”). Pursuant to the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued but unpaid interest, if any, on the notes repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to deliver a notice to each holder of the notes, electronically or by first class mail at the address of such holder appearing in the security register or otherwise in accordance with the procedures of DTC, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent those laws, rules and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws, rules or regulations conflict with the Change of Control provisions of the Indenture, we will be required to comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes validly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of Notes validly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly deliver to each holder of notes properly tendered the purchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer with respect to any series of notes upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and such third party purchases all notes of such series validly tendered and not validly withdrawn pursuant to such Change of Control Offer or (2) a notice of redemption of all outstanding notes of such series has, prior to or concurrently with such Change of Control Triggering Event, been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in the payment of the redemption price on the applicable redemption date or the redemption is not consummated due to the failure of a condition precedent contained in the applicable redemption notice to be satisfied. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Notwithstanding the provisions under the caption “—Amendments or supplements requiring consent of holders,” the provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the notes of a series as a result of a Change of Control Triggering Event may be waived or modified prior to the occurrence of a Change of Control Triggering Event with the written consent of the holders of a majority in principal amount of the notes of such series then outstanding.

Our ability to pay cash to holders of the notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

For purposes of the foregoing, the following definitions are applicable:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control (as defined below) until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred with respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any Person (as defined below) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than to the Issuer or one of its wholly owned Subsidiaries or one or more Permitted Holders; (2) the approval by the holders of our common stock of any plan or proposal for the liquidation or dissolution of the Guarantor (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner (as defined in Rules 13d-3 (without giving effect to the proviso in clause (d)(1)(i) thereof) and 13d-5 under the Exchange Act as in effect on the original issuance date of the notes), directly or indirectly, of more than 50% of the then-outstanding number of shares of the Guarantor’s voting stock; or (4) the Guarantor ceasing to own, directly or indirectly, 100% of the issued and outstanding shares of voting stock of the Issuer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Guarantor and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Guarantor and its Subsidiaries taken as a whole to another Person or Group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB – (or the equivalent) by S&P (as defined below).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Permitted Holders” means, collectively, (1) 3G Capital, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (2) Berkshire Hathaway, Inc., and each of its Affiliates but not including, however, any portfolio companies of any of the foregoing, (3) any one or more Persons, together with such Persons’ Affiliates, whose beneficial ownership constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture, (4) the members of management of the Guarantor (or any parent entity of the Guarantor) or its Subsidiaries who are holders of capital stock of the Guarantor or of any parent entity of the Guarantor on the original date of issuance of the notes, (5) any Person who is acting solely as an underwriter in connection with a public or private offering of capital stock of any parent entity of the Guarantor or the Guarantor, acting in such capacity, and (6) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Persons referred to in clauses (1) through (4) above collectively have beneficial ownership of more than 50% of the total voting power of the voting stock of the Guarantor or any of its direct or indirect parent entities of the Guarantor held by such group.

“Person” has the meaning set forth in the Indenture and includes a “person” as used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

Consolidation, merger or sale

The Issuer and the Guarantor have agreed not to consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of the Issuer’s or the Guarantor’s properties and assets to any Person, unless:

(1)	the Issuer or the Guarantor, as applicable, is the continuing corporation or any resulting, surviving or transferee Person (the “successor purchaser”) is an entity organized under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the successor purchaser (if not the Issuer or the Guarantor, as applicable) expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and any premium and interest on, all the notes and the performance of every covenant in the Indenture that the Issuer or the Guarantor, as applicable, would otherwise have to perform as if it were an original party to the Indenture;

(3)	immediately after the effective date of the transaction, no Event of Default has occurred and is continuing under the Indenture; and

(4)	we deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture, if applicable, comply with these provisions and that all conditions precedent provided for in the Indenture relating to such transaction shall have been complied with.

In the event that the Issuer or the Guarantor consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of the Issuer’s or the Guarantor’s assets to any Person, the successor purchaser will assume all of the Issuer’s or the Guarantor’s obligations, as applicable, under the Indenture as if it were an original party to the Indenture, and we will be discharged from all of our obligations under the Indenture. After assuming such obligations, the successor purchaser will have all of the Issuer’s or the Guarantor’s rights and powers, as applicable, under the Indenture.

Restrictive covenants

The Indenture will include the following restrictive covenants:

Limitation on Liens

The Indenture will limit the Liens that the Guarantor and its Restricted Subsidiaries (as defined below) may incur or otherwise create, securing indebtedness for borrowed money, upon any Principal Facility (as defined below) or any shares of capital stock that any of the Guarantor’s Restricted Subsidiaries owning any Principal Facility has issued to the Guarantor or any of its Restricted Subsidiaries. If the Guarantor or any of its Restricted Subsidiaries incurs such Liens, then we will secure the notes with a Lien on such Principal Facility or such capital stock to the same extent and in the same proportion as the indebtedness for borrowed money that is secured by such Liens. This covenant does not apply, however, to any of the following:

•	Liens incurred in connection with the issuance by a governmental entity, state or political subdivision of any securities the interest on which is exempt from United States federal income taxes by virtue of Section 103 of the Internal Revenue Code or any other laws and regulations in effect at the time of such issuance;

•	Liens existing on the date of the Indenture;

•	Liens on property existing at the time the Guarantor or any of its Restricted Subsidiaries acquires such property or existing on property of any Person that becomes a Subsidiary at the time such Person becomes a Subsidiary, including through a merger, share exchange or consolidation, or securing the payment of all or part of the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

•	Liens securing indebtedness incurred to finance the development, construction, repair, alteration or improvement of property incurred prior to, or within 180 days after the later of, completion of development, construction, repair, alteration or improvement of such property and the commencement of full operation of such property; provided, however, that such Liens shall not apply to any other property of the Guarantor or any Restricted Subsidiary;

•	Liens in favor of a U.S. federal, state or municipal governmental entity entered into for the purposes of reducing certain tax liabilities of the Issuer or its Subsidiaries, provided that the Issuer or such Subsidiary may upon not more than 120 days’ notice obtain title from such governmental entity to such property free and clear of any Liens (other than Liens permitted by this paragraph) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction;

•	Liens in favor of the Guarantor or any of its Restricted Subsidiaries;

•	Liens required in connection with governmental programs which provide financial or tax benefits, as long as substantially all of the obligations secured are in lieu of or reduce an obligation that would have been secured by a Lien permitted under the Indenture; and

•

Liens for the sole purpose of refunding, refinancing, exchanging, repaying, extending, renewing or replacing (including pursuant to any defeasance or discharge mechanism) all or part of the indebtedness secured by any Lien referred to in the previous bullet points (other than the sixth bullet point) or in this bullet point if the extension, removal and replacement is limited to all or a part of the property secured by the original Lien.

Notwithstanding the foregoing, the Guarantor and/or any of its Restricted Subsidiaries may incur or otherwise create Liens that would otherwise be subject to the restriction described above, without securing the notes, if the aggregate value of all outstanding indebtedness secured by the Liens and the value of all Sale and Leaseback Transactions (as defined below) does not, at the time of such incurrence or creation, exceed the greater of:

•	10% of the Guarantor’s Consolidated Net Tangible Assets (as defined below); and

•	10% of the Guarantor’s Consolidated Capitalization (as defined below).

Sale and Leaseback Transactions

A Sale and Leaseback Transaction by the Guarantor or any Restricted Subsidiary of any Principal Facility is prohibited, unless:

•	within 180 days of the effective date of the arrangement, an amount equal to the greater of the proceeds of the Sale and Leaseback Transaction and the fair value of the property subject to the Sale and Leaseback Transaction (“value”) (as determined by the Issuer in good faith) is applied to the retirement of long-term unsubordinated indebtedness for borrowed money with more than one-year stated maturity (which may include the notes);

•	the sum of (1) the aggregate amount of all Attributable Debt then outstanding with respect to such Sale and Leaseback Transaction and (2) all Attributable Debt then outstanding under this bullet and all indebtedness secured by Liens pursuant to the second paragraph under “—Limitation on Liens” above would not, at the time such transaction is entered into, exceed the greater of 10% of our Consolidated Net Tangible Assets and 10% of our Consolidated Capitalization;

•	the Sale and Leaseback Transaction exists on the date of the Indenture or at the time any Person that owns a Principal Facility becomes a Restricted Subsidiary;

•	the Sale and Leaseback Transaction is entered into solely between the Guarantor and any Subsidiary or between its Subsidiaries;

•	the Sale and Leaseback Transaction is with a governmental authority that provides financial or tax benefits; or

•	the Sale and Leaseback Transaction is entered into within 180 days after the initial acquisition of the Principal Facility subject to the Sale and Leaseback Transaction.

There are no other restrictive covenants in the Indenture. The Indenture will not require us to maintain any financial ratios or minimum levels of net worth or liquidity and does not restrict the payment of dividends or other distributions on our capital stock or the redemption or purchase of our capital stock.

Defined terms

“Attributable Debt” means, with regard to a Sale and Leaseback Transaction with respect to a Principal Facility, an amount equal to the lesser of: (a) the fair market value of the property (as determined in good faith by our board of directors); and (b) the present value of the total net amount of rent payments to be made under the lease during its remaining term (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of the lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes then outstanding), compounded semi-annually.

“Consolidated Capitalization” means the total assets appearing on the Guarantor’s most recent available consolidated balance sheet, less:

•	current liabilities reflected on such consolidated balance sheet, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of such consolidated balance sheet; and

•	deferred income tax liabilities reflected in such consolidated balance sheet.

“Consolidated Net Tangible Assets” means the excess of all assets over current liabilities appearing on the Guarantor’s most recent available consolidated balance sheet, less goodwill and other intangible assets and the minority interests of third parties in Subsidiaries.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof) real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien.

“Principal Facility” means all real property owned and operated by the Guarantor or any Subsidiary located within the United States and constituting part of any manufacturing plant or distribution facility, including all attached plumbing, electrical, ventilating, heating, cooling, lighting and other utility systems, ducts and pipes but excluding trade fixtures (unless their removal would cause substantial damage to the manufacturing plant or distribution facility), business machinery, equipment, motorized vehicles, tools, supplies and materials, security systems, cameras, inventory and other personal property and materials. However, no manufacturing plant or distribution facility will be a Principal Facility unless its net book value exceeds 2% of Consolidated Net Tangible Assets. As of the date of this Offering Memorandum, the Guarantor and its Subsidiaries do not own any Principal Facilities.

“Restricted Subsidiary” means any Subsidiary of the Guarantor (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States and (b) that owns a Principal Facility.

“Sale and Leaseback Transaction” means the sale or transfer of a Principal Facility with the intention of taking back a lease of the property, except (i) a lease for a temporary period of less than 3 years, including renewals, with the intent that the use by the Guarantor or any Restricted Subsidiary will be discontinued on or before the expiration of such period or (ii) a lease between the Guarantor and one or more of its Subsidiaries or between one or more Subsidiaries of the Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power is at the time owned or controlled, directly or indirectly, by: (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified or the context shall otherwise require, “Subsidiary” means a Subsidiary of the Guarantor.

Satisfaction and discharge

Under the Indenture, we may discharge certain obligations to the holders of notes of any series that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the Trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such notes in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such notes have become due and payable) or to the maturity thereof or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

We can terminate all of our obligations under the Indenture with respect to a series of notes, other than the obligation to pay the principal of, and any premium and interest on, such notes and certain other obligations, at any time by:

•	depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and any premium and interest on, such notes to their maturity; and

•	complying with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

We can terminate all of our obligations under the Indenture with respect to a series of notes, with minor exceptions, including the obligation to pay the principal of, and any premium and interest on, such notes, at any time by:

•	depositing money or United States government obligations with the Trustee in an amount sufficient in the opinion of an internationally recognized firm of independent public accountants to pay the principal of, and the interest and any premium on, such notes to their maturity; and

•	complying with certain other conditions, including delivery to the Trustee of an opinion of counsel stating that there has been a ruling by the Internal Revenue Service, or a change in the United States federal tax law since the date of the Indenture, to the effect that holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of our defeasance.

We shall deliver to the Trustee an officer’s certificate and an opinion of counsel, each stating that conditions precedent with respect to such defeasance have been complied with.

Payments of unclaimed moneys

Moneys deposited with the Trustee or any paying agent for the payment of principal of, or any premium and interest on, any notes that remain unclaimed for two years will be repaid to us at our written request, unless the law requires otherwise. If this happens and you want to claim these moneys, you must look to us and not to the Trustee or paying agent.

Amendments or supplements not requiring consent of holders

Without the consent of any holders of the notes, we and the Trustee may amend or supplement the Indenture or the notes, among other things, to:

•	pledge property to the Trustee as security for the notes, or to confirm and evidence the release, termination, discharge or retaking of any Lien with respect to or securing the notes when such release, termination, discharge or retaking is provided for under the Indenture;

•	reflect that another entity has succeeded the Issuer or the Guarantor and assumed the covenants and obligations of the Issuer or the Guarantor, as applicable, under the notes and the Indenture;

•	cure any ambiguity, omission, mistake, defect, error or inconsistency, or conform any provision to this “Description of the Exchange Notes”;

•	reduce the minimum denomination of the notes;

•	make any other provisions necessary or desirable, as long as the interests of the holders of the notes are not adversely affected in any material respect;

•	issue and establish the form and terms of any series of Additional Notes as provided in the Indenture;

•	add further covenants or provide for guarantees for the benefit of the holders of the notes or surrender any right or power therein conferred upon the Issuer, the Guarantor or any Subsidiary, and if any such added covenants are for the benefit of less than all series of notes, stating which series are entitled to benefit therefrom;

•	add any additional event of default and, if the added event of default is for the benefit of less than all series of notes, stating to which series it applies;

•	change the Trustee or provide for an additional trustee;

•	provide additional provisions for bearer notes so long as the action does not adversely affect the interests of holders of any of the notes in any material respect;

•	modify the Indenture in order to continue its qualification under the Trust Indenture Act of 1939, as amended, or as may be necessary or desirable in accordance with amendments to the Trust Indenture Act of 1939, as amended; or

•	make such provisions as may be necessary to issue any exchange notes issued in exchange for notes pursuant to a registration rights agreement or similar agreement.

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of notes will not affect the rights under the Indenture of holders of other series of notes.

Amendments or supplements requiring consent of holders

With the consent of the holders of a majority in principal amount of each series of the notes that would be affected by a modification of the Indenture or the notes, we and the Trustee may supplement the Indenture or the notes or modify in any way the terms of the Indenture, the notes or the rights of the holders of the notes of such series. However, without the consent of each holder of all of the notes affected by that modification, we and the Trustee may not:

•	modify the maturity date of, or reduce the principal of, or premium on, or change the stated final maturity of, any note;

•	reduce the rate of or change the time for payment of interest on any note;

•	reduce or alter the method of computation of any amount payable upon redemption, repayment or purchase of any note by us, or the time when the redemption, repayment or purchase may be made;

•	make the principal or interest on any note payable in a currency other than that stated in the note or change the place of payment;

•	impair any right of any holder of the notes to receive payment of principal of and interest on such holder’s notes on or after the due dates thereof;

•	reduce the right of any holder of the notes to sue for the enforcement of payment of the principal or interest on or with respect to such holder’s notes;

•	make any change in the ranking or priority of any note that would adversely affect the holders of the notes; or

•	reduce the percentage in principal amount of the outstanding notes of any series required to supplement or modify the Indenture or to waive any of its provisions.

A supplemental indenture that modifies or eliminates a provision intended to benefit the holders of one series of notes will not affect the rights under the Indenture of holders of other series of notes.

Waivers under the Indenture

Under the Indenture, the holders of a majority in aggregate principal amount of the outstanding notes of any series, may on behalf of all holders of that series:

•	waive our compliance with certain covenants in the Indenture; and

•	waive any past default under the Indenture, except (i) a default in the payment of the principal of, or any premium or interest on, any notes of the series; and (ii) a default under any provision of the Indenture which itself cannot be modified without the consent of the holders of each affected note of the series.

Events of Default

When we use the term “Event of Default” in the Indenture with respect to a particular series of notes, we mean any of the following:

•	we fail to pay interest, including any additional interest, if any, on any note of that series for 30 days after payment was due;

•	we fail to make payment of the principal of, or any premium on, any note of that series when due;

•	we fail to perform any other covenant or warranty in the Indenture and this failure continues unremedied for 90 days after we receive written notice of it from the Trustee or holders of 25% in principal amount of the outstanding notes of that series; or

•	we file for bankruptcy, or certain other events of bankruptcy, insolvency or reorganization specified in the Indenture occur.

A default with respect to a single series of notes under the Indenture will not necessarily constitute a default with respect to any other series of notes issued under the Indenture. A default under our other indebtedness will not be a default under the Indenture. The Trustee may withhold notice to the holders of notes of any default, except for defaults that involve our failure to pay principal or interest, if it determines in good faith that the withholding of notice is in the interest of the holders.

If an Event of Default for any series of notes occurs and continues (other than an Event of Default involving our bankruptcy, insolvency or reorganization), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of the affected series may require us upon notice in writing to us, to immediately repay the entire principal, of all the notes of such series together with accrued interest on the notes.

If an Event of Default occurs which involves our bankruptcy, insolvency or reorganization, then all unpaid principal amounts and accrued interest on all notes of each series will immediately become due and payable, without any action by the Trustee or any holder of notes.

Subject to certain conditions, the holders of a majority in principal amount of the outstanding notes of a series may rescind and annul a declaration of acceleration with respect to such series if all Events of Default, besides the failure to pay principal or interest due solely because of the declaration of acceleration, have been cured or waived.

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the written request, order or direction of any holders, unless the holders offer the Trustee an indemnity satisfactory to it. The holders of a majority in principal amount outstanding of any series of notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for the notes of such series. Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the Indenture or the notes of a series unless: (1) such holder has previously given the Trustee written notice that an Event of Default is continuing; (2) holders of at least 25% in principal amount of the outstanding notes of such series have requested in writing the Trustee to pursue the remedy; (3) such holders have offered in writing the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense; (4) the Trustee has not complied with such request within 60 days after the receipt of the written request and the offer of security or indemnity; and (5) the holders of a majority in principal amount of the outstanding notes of such series have not given the Trustee a written direction that is inconsistent with such request within such 60-day period.

The Indenture will require us to file each year with the Trustee, an officer’s certificate as to the absence of a default under the Indenture.

A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree. If a court requires a conversion to be made on a date other than a judgment date, the Indenture requires us to pay additional amounts necessary to ensure that the amount paid in U.S. dollars to a holder is equal to the amount due in such foreign currency.

Reports

Whether or not the Guarantor is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Guarantor will file with the SEC (subject to the next paragraph), and provide to the Trustee and the holders of the notes, within the time periods specified in such Sections:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Guarantor were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if the Guarantor were required to file such reports.

If, at any time, the Guarantor is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act for any reason, the Guarantor will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods required, unless the SEC will not accept such a filing. The Guarantor agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Guarantor will post the reports specified in the preceding paragraph on its website within the time periods that would apply if the Guarantor were required to file those reports with the SEC. For purposes of this covenant, the Guarantor will be deemed to have provided a required report to the Trustee and the holders of the notes if it has timely filed such report with the SEC via the EDGAR filing system (or any successor system), it being understood that the Trustee shall have no responsibility to determine if such filings have been made.

Notwithstanding anything to the contrary set forth above, if any parent entity of the Guarantor has filed with the SEC the information described in the preceding paragraphs with respect to such parent entity of the Guarantor, the Guarantor shall be deemed to be in compliance with the provisions of this covenant; provided that, if such parent entity has material assets or operations other than those that are owned or operated by the Guarantor and its subsidiaries, such parent entity will provide to the Trustee and the holders of the notes financial information that explains in reasonable detail the differences between the information relating to such parent entity, on the one hand, and the information relating to the Guarantor and its subsidiaries, on the other hand.

Reports by the Guarantor delivered to the Trustee should be considered for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates).

No personal liability of directors, officers, employees and shareholders

No director, officer, employee, incorporator or shareholder of the Issuer or any of their respective Subsidiaries or Affiliates, as such, shall have any liability for any obligations of the Issuer under the notes (including Additional Notes), the guarantee and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Notices

Notices to holders of the notes will be sent by mail or electronically delivered to the registered holders.

Concerning the Trustee

Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association) is the Trustee, registrar and paying agent under the Indenture. Deutsche Bank Trust Company Americas (as successor to Wells Fargo Bank, National Association) has performed and will perform other services for us and certain of our Subsidiaries in the normal course of its business.

Governing law

The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry notes

Global notes

The notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the notes in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.”

Each such global note will be deposited with, or on behalf of, DTC, or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary.

Book-entry procedures for the global notes

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the Exchange Act.

•	DTC holds securities that its participants (“Direct Participants”) deposit with DTC and facilitates post-trade settlement among its Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between accounts of the Direct Participants. This eliminates the need for physical movement of securities certificates.

•	Direct Participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•	DTC is a wholly-owned Subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated Subsidiaries.

•	Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”).

•	The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the notes under DTC’s book-entry system must be made by or through Direct Participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, which we refer to as the “beneficial owner,” is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings from the Direct or Indirect Participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes will be effected only through entries made on the books of Direct and Indirect Participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

To facilitate subsequent transfers, all global notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the global notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers. So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the Indenture. Except as described below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a Direct or Indirect Participant, on the procedures of the Direct or Indirect Participants through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize the Direct Participants holding the relevant beneficial interests to give or take the action, and those Direct or any Indirect Participants would authorize beneficial owners owning through those Direct or Indirect Participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and/or Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of and interest on the notes and redemption proceeds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the Trustee, nor any other agent of ours or of the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We believe, however, that it is currently the policy of DTC to credit the accounts of the Direct Participants upon DTC’s receipt of funds and corresponding detail information from us or our agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct or Indirect Participants subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of and interest on the notes and redemption proceeds to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of Direct and Indirect Participants.

A beneficial owner shall give notice to elect to have its notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such notes by causing the Direct Participant to transfer the Participant’s interest in the notes, on DTC’s records, to the tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC’s records and followed by a book- entry credit of tendered notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our agent. Under such circumstances, in the event that a successor depository is not obtained, physical notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, physical certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the Trustee take any responsibility or liability for the accuracy thereof.

Certificated notes

The notes will not be issued in definitive form except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with the global notes or, DTC ceases to be a clearing system registered under the Exchange Act, and in each case a successor clearing system is not appointed by us within 90 days after receiving such notice from DTC or on becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the notes represented by such global notes upon delivery of such global notes for cancellation.

Settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between the Direct or Indirect Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations relating to the exchange of Outstanding Notes for Exchange Notes in the exchange offer. This summary is based on the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service (“IRS”) and other applicable authorities, all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the United States federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

This summary applies only to holders who acquired Outstanding Notes at original issue for cash and who hold the notes as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as certain financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, S corporations, partnerships or other pass-through entities for United States federal income tax purposes or investors in such entities, insurance companies, regulated investment companies, real estate investment trusts, broker dealers, dealers or traders in securities or currencies, certain former citizens or residents of the United States subject to section 877 of the Code, entities subject to the anti-inversion rules and taxpayers subject to the alternative minimum tax. This summary also does not discuss notes held as part of a hedge, straddle, synthetic security or conversion transaction, or situations in which the “functional currency” of holders is not the United States dollar. Moreover, the effect of any applicable federal estate or gift, state, local or non-United States tax laws is not discussed.

In the case of a beneficial owner of notes that is classified as a partnership for United States federal income tax purposes, the tax treatment of notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding notes, then you should consult your tax advisor.

The following discussion is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the federal estate or gift tax laws or the laws of any state, local or non-United States taxing jurisdiction or under any applicable tax treaty.

Consequences of tendering Outstanding Notes

The exchange of your Outstanding Notes for Exchange Notes in the exchange offer will not constitute a taxable exchange for United States federal income tax purposes because the Exchange Notes will not be considered to differ materially in kind or extent from the Outstanding Notes. Accordingly, the exchange offer will have no United States federal income tax consequences to you if you exchange your Outstanding Notes for Exchange Notes. You will have the same adjusted tax basis and holding period in the Exchange Notes as you had in the Outstanding Notes immediately before the exchange offer. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes will be the same as those applicable to your Outstanding Notes.

The preceding discussion of certain United States federal income tax considerations of the exchange offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Outstanding Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes if the Outstanding Notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through the writing of options on the Exchange Notes or a combination of such methods of resale.

These resales may be made:

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An “underwriter” within the meaning of the Securities Act includes:

•	any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer; or

•	any broker or dealer that participates in a distribution of such Exchange Notes.

Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of not less than 180 days after the expiration of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the exchange offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

LEGAL MATTERS

Certain legal matters relating to the validity of the Exchange Notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain matters involving the laws of Pennsylvania will be passed upon for us by McGuireWoods LLP, Pittsburgh, Pennsylvania, our Pennsylvania counsel.

EXPERTS

The consolidated financial statements of The Kraft Heinz Company and its subsidiaries (Successor) incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kraft Heinz Company for the year ended January 3, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of H. J. Heinz Company and its subsidiaries (Predecessor) incorporated in this prospectus by reference to the Annual Report on Form 10-K of The Kraft Heinz Company for the year ended January 3, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Kraft Foods Group, Inc. and its subsidiaries included in The Kraft Heinz Company’s Current Report on Form 8-K dated July 7, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$15,000,000,000

Exchange Offer

New 1.60% Senior Notes due 2017            for         1.60% Senior Notes due 2017

New 2.00% Senior Notes due 2018            for         2.00% Senior Notes due 2018

New 2.80% Senior Notes due 2020            for         2.80% Senior Notes due 2020

New 3.50% Senior Notes due 2022            for         3.50% Senior Notes due 2022

New 3.95% Senior Notes due 2025            for         3.95% Senior Notes due 2025

New 5.00% Senior Notes due 2035            for         5.00% Senior Notes due 2035

New 5.20% Senior Notes due 2045            for         5.20% Senior Notes due 2045

New 3.000% Senior Notes due 2026            for         3.000% Senior Notes due 2026

New 4.375% Senior Notes due 2046            for         4.375% Senior Notes due 2046

The exchange offer will expire at 5:00 P.M., New York City time,

on August 16, 2016, unless extended.